# TRAVIS BOATS & MOTORS, INC.

## Information Update

## October 27, 2004

401392v1

## Overview

**In response to concerns about Travis' recent operating performance and the timing of additional capital needs, we have provided additional information that illustrates the following:**

- Despite numerous distractions, Travis' financial performance showed significant improvement during FY 2004 and was better than projected in the 4th quarter
- Continued growth in sales of its "transformed" product lines illustrate the potential of the Travis stores
- Due to its significant real estate holdings, Travis' cash burn rate for the next three months can be managed if so desired
- Travis will have minimal financial exposure to closed locations in Florida in 2005 following its partial exit of the market
- Through a combination of a highly rationalized Travis network of stores, synergies, and captive distribution, Tracker can generate a significant return on its invested capital
- A control premium for Travis' shareholders is appropriate and will increase the likelihood of a timely closing

## Fiscal 2004 Financial Performance

**Travis enjoyed operating performance improvement as it continued to execute on its strategic plan despite significant constraints:**

- First Quarter: Reduced pre-tax loss by 26%
- Second Quarter: Reduced pre-tax loss by 38%
- Third Quarter: Increased pre-tax profit by 132%
- July 2004: Profitable vs. a $400K loss in July 2003
- August 2004: Reduced pre-tax loss by 50%

# Fourth Quarter Financial Performance

**Travis outperformed the fourth quarter projections utilized in the Descriptive Memorandum from sales, gross margin, and SG&A expense perspectives:**

| | Model FY2004 | Actual 9 Mos. | Budgeted 4Q | Actual 4Q | Budget Variance |
|---|---|---|---|---|---|
| Total sales | $121,183 | $92,621 | $28,562 | $29,351 | **$789** |
| Gross profit | 25,691 | 19,853 | 5,838 | 6,335 | **497** |
| *Gross margin %* | *21.2%* | *21.4%* | *20.4%* | *21.6%* | |
| Total SG&A | 28,018 | 20,462 | 7,556 | 6,885 | **(671)** |
| *SG&A %* | *23.1%* | *22.1%* | *26.5%* | *23.5%* | |
| Interest expense | 2,829 | 2,093 | 736 | 553 | **(183)** |
| Depreciation and amortization | 2,105 | 1,565 | 540 | 454 | **(86)** |
| Other expense (income) | (61) | 471 | (532) | (44) | **488** |
| Pretax income (loss) | ($7,201) | ($4,738) | ($2,463) | ($1,513) | **$950** |

**In addition, same store sales comps have been strong in Travis' 21 non-Florida stores:**

- June: 8%
- July: -13%
- Aug.: 31%
- Sept.: 4%

Note: The projection was not broken out in the Descriptive Memorandum as shown above, but analysis of Stockholders Equity confirms the use of these numbers.

## Product Line Sales Growth

**Despite significant distractions, Travis continued to show sales growth in most of its "transformed" product lines during September, a trend that held throughout the fiscal year:**

| | Year Ended Sept. 30, | | | | | Month Ended Sept. 30, | | | | |
|---|---|---|---|---|---|---|---|---|---|---|
| | 2004 | | 2003 | | % Chg. | 2004 | | 2003 | | % Chg. |
| | Units | $000s | Units | $000s | in $ | Units | $000s | Units | $000s | in $ |
| **Transformed:** | | | | | | | | | | |
| Runabout | 1,192 | $30,645,496 | 1,095 | $26,409,531 | 16.0% | 41 | $1,031,698 | 37 | $902,891 | 14.3% |
| Bass | 607 | 14,999,977 | 575 | 12,790,478 | 17.3% | 29 | 815,787 | 24 | 538,914 | 51.4% |
| Pontoon | 612 | 9,742,226 | 425 | 6,768,374 | 43.9% | 18 | 288,855 | 19 | 290,021 | -0.4% |
| Aluminum | 551 | 6,100,816 | 517 | 5,116,575 | 19.2% | 26 | 279,978 | 23 | 221,566 | 26.4% |
| Cruiser | 45 | 3,107,387 | 52 | 3,736,759 | -16.8% | 0 | 0 | 1 | 129,250 | -100.0% |
| **Subtotal Transformed** | 3,007 | 64,595,902 | 2,664 | 54,821,717 | 17.8% | 114 | 2,416,318 | 104 | 2,082,642 | 16.0% |
| **Non-Tranformed:** | | | | | | | | | | |
| Bay | 642 | 15,210,866 | 887 | 19,197,018 | -20.8% | 28 | 648,053 | 42 | 923,995 | -29.9% |
| Offshore | 197 | 7,392,645 | 418 | 18,662,761 | -60.4% | 8 | 344,601 | 28 | 1,344,559 | -74.4% |
| Used Boats | 1,053 | 9,045,228 | 1,439 | 11,783,968 | -23.2% | 64 | 475,106 | 90 | 552,830 | -14.1% |
| **Subtotal Non-Transformed** | 1,892 | 31,648,739 | 2,744 | 49,643,747 | -36.2% | 100 | 1,467,760 | 160 | 2,821,384 | -48.0% |
| **Discountinued/Other:** | | | | | | | | | | |
| Seadoo | 38 | 437,950 | 126 | 1,239,114 | -64.7% | 0 | 0 | 4 | 53,697 | -100.0% |
| Yacht | 0 | 0 | 21 | 7,372,616 | -100.0% | 0 | 0 | 0 | 0 | NA |
| Trailers / Tolling Motors | 403 | 537,067 | 799 | 903,085 | -40.5% | 36 | 57,562 | 68 | 76,175 | -24.4% |
| Outboard Motors | 1,131 | 8,928,961 | 1,218 | 7,711,948 | 15.8% | 67 | 519,930 | 112 | 765,396 | -32.1% |
| **Subtotal Transformed** | 1,572 | 9,903,978 | 2,164 | 17,226,763 | -42.5% | 103 | 577,492 | 184 | 895,268 | -35.5% |
| **Total** | 6,471 | $106,148,619 | 7,572 | $121,692,227 | -12.8% | 317 | $4,461,570 | 448 | $5,799,294 | -23.1% |

## Real Estate Value

**Travis has significant equity value in its real estate that can be tapped to manage short-term needs if so desired:**

| Property | Lender | Appraisal Amount | Loan Balance | Equity Value | Additional Cash Available at LTV of: 65% | 70% | 75% | Appraisal Info. |
|---|---|---|---|---|---|---|---|---|
| Atlanta, GA | Tracker | $2,400,000 | $1,500,000 | $900,000 | $60,000 | $180,000 | $300,000 | Aug. 2002 |
| Bossier City, LA (1) | Tracker | 1,480,000 | 0 | 1,480,000 | 962,000 | 1,036,000 | 1,110,000 | Aug. 2002 |
| Baton Rouge, LA (1) | Tracker | 490,000 | 0 | 490,000 | 318,500 | 343,000 | 367,500 | Aug. 2002 |
| Midland, TX | Comerica | 1,230,000 | 555,000 | 675,000 | 244,500 | 306,000 | 367,500 | Apr. 2004 |
| Hot Springs, AR | Hargrove | 1,100,000 | 260,000 | 840,000 | 455,000 | 510,000 | 565,000 | Apr. 2004 |
| Beaumont, TX | Bank One | 1,080,000 | 440,000 | 640,000 | 262,000 | 316,000 | 370,000 | Jan. 2002 |
| Key Largo | Stuart Marr | 1,500,000 | 635,000 | 865,000 | 340,000 | 415,000 | 490,000 | Estimate |
| Abilene, TX | VFW Post | 500,000 | 64,000 | 436,000 | 261,000 | 286,000 | 311,000 | Estimate |
| **Total** | | $9,780,000 | $3,454,000 | $6,326,000 | $2,903,000 | $3,392,000 | $3,881,000 | |

(1) Loan balance included in Atlanta.

## Cash Flow Needs

**We recognize that Travis will require cash during the next few months, but believe that the amount necessary to operate is less than currently contemplated by Tracker:**

**Potential Sources & Uses (Oct. through Dec.)**

| **Potential Sources** | | **Uses** | |
|---|---|---|---|
| Mercury Settlement | $90,000 | Net Cash Oper. Losses | $3,050,364 |
| Manufacturer Warranties | 300,000 | Florida Closure (3) | 1,500,000 |
| Real Estate (at 70% LTV) | 3,392,000 | A/P Trade | 446,049 |
| Est. Insurance Proceeds (1) | 250,000 | Taxes Payable | 130,000 |
| Ft. Walton Proceeds | 130,000 | Legal Accruals | 50,000 |
| Clearwater (2) | 250,000 | Birnbaum | 105,000 |
| **Total Sources** | $4,412,000 | Insurance Deductible | 100,000 |
| | | **Total Uses (4)** | $5,381,413 |
| | | Less: Sources | (4,412,000) |
| | | **Net Cash Required** | $969,413 |

(1) Expect same refund as last year; may not occur until 2005.

(2) Payment contingent upon earliest of subsequent sublease, lease termination or or improvement in financial condition.

(3) Excludes closing costs related to Ft. Walton, Pompano and Stuart.

(4) Excludes $378K in property tax payable (usually paid in March).

## Lack of Long-term Exposure

**Once the decisions have been made regarding Florida locations, Travis should have minimal financial exposure in 2005 for closed locations:**

| Location | Monthly Lease | Expiration Date | Planned Exit | Status / Comments |
|---|---|---|---|---|
| **Likely to Operate:** | | | | |
| Stuart | $19,409 | Mar-05 | December | Lease to be abated; may relocate |
| Jacksonville | 6,945 | NA | NA | Lease in Tracker's name |
| Bradenton | 18,875 | '06 - '09 | NA | Good location |
| **Total Likely to Operate** | 45,229 | | | |
| **Likely to Close:** | | | | |
| Pompano | 8,500 | Mar-05 | Done | Closed |
| Orlando | 9,717 | Dec-08 | December | Will close; lease has 90-day option |
| Ft. Walton | 15,000 | Sep-07 | October | Closing on sale imminent |
| Ft. Myers | 14,375 | Sep-06 | ASAP | Waiting for Tracker; just shortened term |
| Key Largo (Owned) | 0 | NA | ASAP | Waiting for Tracker; could sell for a profit |
| Clearwater | 17,500 | May-06 | December | Trying to sublease |
| **Total Likely to Close** | 65,092 | | | |
| **Total** | $110,321 | | | |

## Potential Upside for Combined Entity

**Tracker can generate a significant return on its invested capital through a combination of a highly rationalized Travis network of stores, operating synergies, and the benefits of captive distribution:**

- With 21 stores, Travis can profitably generate approximately $100 million in sales
- A $3 million reduction in corporate overhead, public company operating expenses, and store overhead would increase Travis' projected earnings before taxes to nearly $4 million (excluding FL exit costs) for 2005
- The gross profit on $50 million in boat sales to Travis can generate approximately $10 million annually for Tracker

## Analysis of Control Premiums

**We examined premiums paid in both retail and going private transactions, which indicated that a control premium in the 20% range, which would result in $.45 a share price, is appropriate:**

- From Mergerstat – 34 retail transactions over past two years (rev. greater than $50):

| | Premium | | |
|---|---|---|---|
| | 1-Day | 5-Day | 30-Day |
| **Average** | 42.2% | 46.8% | 48.1% |
| **Median** | 36.4% | 36.1% | 44.8% |

- From Mergerstat – 64 going private transactions over the past year:

| | Premium to Price | | |
|---|---|---|---|
| **64 Transactions (1):** | **1-Day** | **5-Day** | **30-Day** |
| **Average** | 27.0% | 29.1% | 34.2% |
| **Median** | 16.5% | 18.8% | 29.7% |
| **6 Retail Transactions:** | | | |
| **Average** | 36.4% | 43.0% | 45.1% |
| **Median** | 18.7% | 31.0% | 33.9% |

(1) Excludes signficant outliers.